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                                                                   Exhibit 10.23

                                                       THE ANNUAL INCENTIVE PLAN










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
CONTENTS                                                                              PAGE
--------                                                                              ----
At a Glance                                                                             1
     What is the Annual Incentive Plan?                                                 1
     Who is Eligible for This Plan?                                                     1
     How Does the Annual Incentive Plan Work?                                           1

Calculation of the Annual Incentive Plan Award                                          2
     Target Bonus Percentage                                                            2
     Performance Goals and the Target Bonus Percentage                                  2
     Financial Performance Goals                                                        3
     Individual Performance Goals                                                       3
     How the AIP Award is Calculated when 100% of the Performance Goals                 3
         are Achieved
     How the AIP Award is Calculated for Other Achievement Levels                       4
         Maximums and Minimums                                                          4
         Formulas for Weighting Financial and Individual Performance                    4
         Putting it Together                                                            5

Additional Guidelines for the Annual Incentive Plan                                     7
     Discretionary Adjustments                                                          7
     Some Special Circumstances                                                         7
     Making Payments                                                                    8

Administration Details                                                                  8





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AT A GLANCE

WHAT IS THE ANNUAL INCENTIVE PLAN?

The Annual Incentive Plan (the "AIP" or the "Plan") provides key managers of Allegheny Teledyne Incorporated ("Allegheny Teledyne") and its operating companies with the opportunity to earn an incentive award when certain pre-established goals are met:

o        At the corporate, segment and/or operating company levels; and

o        At the individual level.

WHO IS ELIGIBLE FOR THIS PLAN?

Generally, key managers who have a significant impact on the company's operations will be eligible to participate in the Plan. Individuals eligible for participation are determined annually, based on recommendations of the Segment Executive, if applicable, and Allegheny Teledyne's Chief Executive Officer (the "Chief Executive Officer"), with the approval of the Personnel and Compensation Committee or Stock Incentive Award Subcommittee of its Board of Directors (the "Committee").

HOW DOES THE ANNUAL INCENTIVE PLAN WORK?

Under the Plan, key managers may earn an incentive award equal to a percentage of their base salary, depending on the extent to which pre-established individual, corporate, segment, and operating company performance goals have been achieved.
o For purposes of the Plan, base salary is generally the manager's annual base salary rate as of the end of the year, excluding any commission or other incentive pay. For some special circumstances affecting the amount of base salary used in the Plan, see page 7.

o        A target bonus percentage is used in calculating the incentive award.
         It is explained on the next page. Each participating manager will be given a target bonus percentage.

o The target bonus percentage will be adjusted (upward or downward) based on the extent to which certain financial performance goals and individual performance goals are achieved.

o The adjusted target bonus percentage generally determines the amount of the incentive award for the year. See page 7 for other factors that may affect the actual award.

o Incentive award payments will generally be distributed in cash after the year-end audit is complete.


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CALCULATION OF THE ANNUAL INCENTIVE PLAN AWARD

TARGET BONUS PERCENTAGE

The Plan establishes an incentive opportunity for key managers who are determined to be eligible to participate in the Plan, calculated as a percentage of each manager's base salary. Each participant will be provided with an initial percentage, referred to as a "target bonus percentage". The target bonus percentage is the percentage of base salary that is generally earned as an award if 100% of the various performance goals are achieved.

The performance goals reflect financial and individual performance and are described below.

If there is a change in the key manager's job position during the year and the manager's target bonus percentage is adjusted as a result, then the target bonus percentage that will be used in the award calculation will be determined as follows:

o If the individual has at least six months of service in the new position, the newly adjusted target bonus percentage will be used in calculating the individual's award for the full year.

o If the individual has less than six months of service in the new position, the individual's award for the year will be calculated on a pro-rata basis using the two different target bonus percentages weighted by length of service in each position during the year.

Target bonus percentages, performance goals and performance achievements will be communicated to each eligible participant. The Committee may change the goals and objectives for the Plan at any time.

PERFORMANCE GOALS AND THE TARGET BONUS PERCENTAGE

The Plan establishes financial performance goals based on operating profit and return on capital employed, and individual performance goals based on individual effort.

Each performance goal is weighted as a percentage share of the target bonus percentage. For all key managers in the Plan, 80% of the target bonus percentage will be based on the two financial performance goals mentioned above; the other 20% of the target bonus percentage will be based upon individual performance.

Each year actual performance will be measured and compared to the performance goals. The result achieved will be expressed as a percentage of that performance goal. The adjustment formulas are described further below.



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FINANCIAL PERFORMANCE GOALS

The financial performance goals consist of two key measures:

o Operating Profit ("OP"), which represents a 40% share of the target bonus percentage, and

o Return on Capital Employed ("RACE"), which also represents a 40% share of the target bonus percentage.

Together, the achievements of OP and RACE constitute an 80% share of the target bonus percentage. Each year OP and RACE goals will be set at the corporate, segment and/or operating company level based on the applicable business plan. How corporate, segment and/or operating company goals are weighted for a given participant depends upon the participant's major area of responsibility at Allegheny Teledyne and its operating companies.

With the concurrence of the Chief Executive Officer and the Committee, OP and RACE goals may be further weighted within a particular operating company in accordance with its separate business units ("SBU's") for key managers of those SBU's.

INDIVIDUAL PERFORMANCE GOALS

Each year managers will establish individual performance goals with their immediate supervisors. The achievement of individual performance goals will represent a 20% share of the target bonus percentage.

HOW THE AIP AWARD IS CALCULATED WHEN 100% OF THE PERFORMANCE GOALS ARE ACHIEVED

If 100% of all performance goals are achieved, then 100% of the target bonus percentage will generally be used to calculate the participant's incentive award.

For example, if an individual's target bonus percentage is 20% and if all goals are achieved at 100%, then the target bonus percentage of 20% is multiplied by 100% to produce an incentive award equal to 20% of base salary:

                                   PERCENT OF            GOAL                TARGET %
GOAL                                TARGET            ACHIEVEMENT             EARNED
----                               ---------          -----------            --------
OP                                   40%                x 100%                =  40%

RACE                                 40%                x 100%                =  40%

Individual Performance               20%                x 100%                =  20%
                                                                                 --

Total Goals                                                                   = 100%

In the above example, 100% of the target bonus percentage is earned, and the incentive award will generally be 20% of the participant's base salary.



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The sections below discuss the impact of achieving more or less than 100% of the performance goals and also discuss the impact of other potential adjustments.

HOW THE AIP AWARD IS CALCULATED FOR OTHER ACHIEVEMENT LEVELS

If more or less than 100% of an individual's financial or individual performance goals are achieved, then the individual's target bonus percentage will be adjusted. The following section describes adjustments based on maximum and minimum achievement levels, and the formulas used to weight achievements at all levels.

Maximums and Minimums

o Where more than 100% of a financial or individual performance goal is achieved, more than 100% will be earned for that goal's share of the target bonus percentage. However, the maximum percentage earned for any goal's share of the target bonus percentage is 200%, and the overall maximum incentive award that an individual can earn under the weighting formula is 200% of the target bonus percentage.

o Where 75% of a financial or individual performance goal is achieved, only 25% of that goal's share (40%, 40% or 20% as applicable) of the target bonus percentage will be earned.

o Where less than 75% of a financial or individual performance goal is achieved, no amount of that goal's share (40%, 40% or 20% as applicable) of the target bonus percentage will be earned.

o If less than 75% of OP is achieved, no award will be paid regardless of the level of achievement of the other financial or individual performance goals.

Formulas for Weighting Financial and Individual Performance
The following formulas will be used to weight the achievement of the financial and individual performance measures under the Plan:

A. If 75% to 100% of a goal is achieved, the Percent of Target Earned for that goal equals the Percentage of Goal Achieved (i.e. Actual Performance divided by Planned Performance) minus 75% (which is the threshold level of performance) times 3, plus 25%.

     Example:
     Assumption: Percentage of Goal Achieved      = 90%
     Percent of Target Earned for that Goal       = [(90% - 75%) x 3] + 25%
                                                  = [(15% x 3)] + 25%
                                                  = 45% + 25%
                                                  = 70%


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B.   If over 100% of goal is achieved, the Percent of Target Earned for that goal equals the Percentage of Goal Achieved (i.e. Actual Performance divided by Planned Performance) minus 100% (which is the target level of performance) times 5, plus 100%. In all cases, the maximum Percent of Target Earned of 200% results when 120% of that goal is achieved.

     Formula B examples:

     1.       Assumption: Percentage of Goal Achieved              = 130%
              Percent of Target Earned for that Goal               = [(130% - 100%) x 5] + 100%
                                                                   = [30% x 5] + 100%
                                                                   = 150% + 100%
                                                                   = 250%
                  However the maximum target bonus is capped at 200%.

     2.       Assumption: Percentage of Goal Achieved              = 110%
              Percent of Target Earned for that Goal               = [(110% - 100%) x 5] + 100%
                                                                   = [10% x 5] + 100%
                                                                   = 50% + 100%
                                                                   = 150%

The formulas described above are designed to create a greater positive incentive for over-achieving the plan than for under-achieving. As a result of the formulas, actual performance that exceeds the goal is weighted more than actual performance that exceeds the 75% threshold levels of performance but does not reach the goal.

Putting it Together
-------------------

Here are two examples of how a manager might earn an incentive award under the plan.

1. For the first example, assume that the manager achieves:

o        90% of planned Operating Profit, or OP, goals;

o        130% of planned Return on Capital Employed, or RACE, goals; and

o        80% of individual performance goals.

o Assume that the manager's annual salary is $80,000 and that the manager's target bonus percentage is 20% of base salary.

The first step is to calculate the percent of target earned based upon actual performance.

Formula A above would be used for weighting OP and individual performance goals, because less than 100% of those goals were achieved. Formula B would be used for weighting the RACE goal, because over 100% of that goal was achieved.


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
                             (1)            (2)                 (3)                   (4)
                             ---            ---                 ---                   ---
                                                              FORMULA               TARGET %
                         PERCENT OF        GOAL             WEIGHTING OF             EARNED
GOAL                       TARGET       ACHIEVEMENT         ACHIEVEMENT            (1) X (3)
----                     ----------     -----------         -----------            ---------
OP                          40%             90%                 70%                   28%

RACE                        40%            130%                200%                   80%

Individual Performance      20%             80%                 40%                    8%
                                                                                      ---
Total Goals                                                                          116%


With 116% of target achieved, the incentive award would be calculated as 116% of the 20% target bonus percentage, or 23.2%. The incentive payment would, in turn, be the product of 23.2% times the manager's base salary of $80,000, or $18,560.

2. For another example, assume that the same manager achieves:

o        100% of planned OP;

o        110% of planned RACE; and

o        75% of individual performance goals.

Again, the first step is to calculate the percent of target earned for each goal. Since OP was achieved at 100%, the percent of target earned for that goal will be 100%. Formula B would be used for RACE, because over 100% of that goal was achieved. Formula A would be used for individual performance, because less than 100% of that goal was achieved.

                             (1)            (2)                 (3)                   (4)
                             ---            ---                 ---                   ---
                                                              FORMULA               TARGET %
                         PERCENT OF        GOAL             WEIGHTING OF             EARNED
GOAL                       TARGET       ACHIEVEMENT         ACHIEVEMENT            (1) X (3)
----                     ----------     -----------         -----------            ---------
OP                          40%             100%                100%                  40%

RACE                        40%             110%                150%                  80%

Individual Performance      20%              75%                 25%                   5%
                                                                                     ---
Total Goals                                                                          105%


With 105% of target achieved, the incentive award would be calculated as 105% of the 20% target bonus percentage, or 21%. The incentive payment would, in turn, be the product of 21% of the manager's base salary of $80,000, or $16,800.

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ADDITIONAL GUIDELINES FOR THE ANNUAL INCENTIVE PLAN

In any year, a minimum operating profit (OP) of 75% of plan must be achieved for annual incentives to be paid regardless of other factors.

The total incentive award pool in any given year cannot exceed 5% of operating profit of Allegheny Teledyne or the operating company, as the case may be. If, in any year, awards exceed 5% of operating profit, awards of the affected company will be reduced to eliminate the excess.

DISCRETIONARY ADJUSTMENTS

In some cases, the Plan allows for discretionary adjustments of up to +20% or -20% of an individual's calculated award. However, discretionary adjustments for all eligible managers of the affected company cannot exceed +5% of the aggregate calculated awards for that company.

SOME SPECIAL CIRCUMSTANCES

The above formulas generally determine the amount of the incentive award for the year. Other factors that may affect the actual award follow:

o If a manager leaves the company due to retirement, death, or disability, an award will be calculated based on the actual base salary earned during the year in which the manager left--so long as the manager worked at least six months of that year.

o If a manager leaves the company before the end of the plan year for any other reason, the manager will not receive a bonus award for that year.

o If a manager voluntarily leaves the company after the end of the year but before the award is paid, the manager would receive any bonus due unless the employment is terminated for cause. If employment is terminated for cause, the manager would not be entitled to receive an award under the Plan.

o Managers who are hired mid-year may earn a pro-rated bonus for that year, based on the salary earned during that year. However, managers with less than two months service in a plan year (i.e. hired after October 31) would not be eligible for an award for that year.

o If the manager received an adjustment in base salary due to a change in job position (i.e. other than a merit increase), the manager's base salary for plan purposes will be the sum of (1) the product of the number of months prior to the adjustment times the rate of monthly base salary immediately prior to the adjustment, and (2) the product of the number of months after the adjustment times the rate of monthly base salary as of the end of the Plan Year.


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MAKING PAYMENTS

All incentive award payments will generally be paid in cash, less applicable withholding taxes, after the year-end audit is complete. This is expected to occur by no later than March 15.

ADMINISTRATION DETAILS

This summary relates to the Annual Incentive Plan (AIP) of Allegheny Teledyne Incorporated and its subsidiaries. The Plan is administered by the Committee. The Committee has full authority to:

o        Interpret the Plan;

o Designate eligible participants and categories of eligible participants;

o        Set the terms and conditions of incentive awards; and

o        Establish and modify administrative rules for the Plan.

Plan participants may obtain additional information about the plan and the Committee from:

Senior Vice President,
General Counsel and Secretary
Allegheny Teledyne Incorporated
1000 Six PPG Place
Pittsburgh PA  15222 5479

Phone:  412-394-2836
Fax:  412-394-2837

The Plan will remain in effect until terminated by the Committee. The Committee may also amend the plan at its discretion.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and is not "qualified" under Section 401(a) of the Internal Revenue Code.


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